Exhibit 10.22

OPERATING AGREEMENT

OF

SABOTAGE, LLC

(A California Limited Liability Company)

DATED:  June 6, 2017

THE OWNERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF THE VARIOUS STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS.  THE SALE OR OTHER DISPOSITION OF THE OWNERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS OPERATING AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS.  BY ACQUIRING THE OWNERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT, THE MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS OWNERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

OPERATING AGREEMENT
OF
SABOTAGE, LLC

THIS OPERATING AGREEMENT of Sabotage, LLC (the “Company”), a California limited liability company, is made effective as of the date set forth on the cover page of this Agreement (the “Effective Date”), by and among the Company and the Persons executing this Agreement in their respective capacities as the Members and /or Managers.  Certain capitalized terms herein are defined in Article II.

ARTICLE I - FORMATION OF THE COMPANY

1.1          Formation.  The Company was formed on February 21, 2017, upon the filing of the Articles of Organization of the Company with the California Secretary of State, which Articles are hereby approved.

1.2          Agreement; Effect of Inconsistencies with Act.  The Members agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms.  The Members intend that this Agreement shall be the sole source of the relationship between the Members with respect to their interests in and management of the Company, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act or other applicable laws, to the fullest extent permitted by la w, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law.  To the extent any provision of this Agreement is prohibited or ineffective under the Act or other applicable laws, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act or other applicable laws.  If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.  Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

1.3          Name.  The name of the Company is Sabotage, LLC.  Subject to the approval of the Managers, the name of the Company may be changed from time to time by amendment of the Articles of Organization of the Company.

1.4          Registered Office and Registered Agent.  The Company’s registered office within the State of California and its registered agent at such address shall be as determined from time to time by the Managers.  The Managers may remove the Company’s registered agent at any time, whether or not cause exist s, and the Managers may appoint a new registered agent for the Company upon resignation or removal of the Company’ s registered agent.  The Company’s registered agent or the Managers may change the location of the Company’s registered office from time to time, provided that notice of the change is provided in accordance with the Act.

1.5          Principal Place of Business.  The principal place of business of the Company within the State of California shall be at such place or places as determined from time to time by the Managers.  The Managers may change the location of the Company’s principal place of business from time to time.  The Managers shall make any filing and take any other action required by applicable la w in connection with the change and shall give notice to all other Members of the new location of the Company’s principal place of business promptly after the change becomes effective.  The Managers may establish and maintain additional places of business for the Company.

1.6          Purposes and Powers.  The purpose and business of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act.  The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.  Sabotage, a partnership between Vintage Wine Estates and Sean Roney, has been formed with the intent to produce and market wine.  Vintage Wine Estates will bring their sales and marketing resources to the table along with their production infrastructure.  Vintage Wine Estates will be funding the venture and making all wines under Roney’s guidance Sean Roney will be the face of the brands and participate in sales, marketing, as well as all key production decisions.  The parties have a mutual goal of achieving healthy growth and making the highest quality wine possible.  Both parties intend for Sabotage to become a national brand.

1.7          Term.  The Company shall continue in existence in perpetuity until it is dissolved and its affairs wound up in accordance with the provisions of this Agreement and the Act.

1.8          Nature of Members’ Interests.  The interests of the Members in the Company shall be personal property for all purposes.  Legal title to all Property shall be held in the name of the Company.  Neither any Member nor any successor, representative or assign of any Member, shall have any right, title or interest in or to any Property or the right to partition any Property.

1.9          Classification of the Company.  The Members acknowledge and agree that (i) the Company will not make an election under Treasury Regulations Section 301.7701-3 to be classified as an association taxable as a corporation, and, therefore, will be classified as a partnership for federal income tax purposes and (ii) no Member is authorized to make such an election on behalf of the Company without the prior written consent of all of the Members.

ARTICLE II - DEFINITIONS

2.1          Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided here in):

“Act” means the California Revised Uniform Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Person:  (a) another Person directly or indirectly controlling, controlled by, or under common control with such Person; (b) another Person owning or controlling twenty-five percent (25%) or more of the outstanding voting securities or beneficial interests of such Person; (c) an officer, director, partner, member or member of the Immediate Family of an officer, director, partner or member, of such Person; and/or (d) any Affiliate of any Person described in clauses (a), (b) or (c) above.

“Agreement” means this Operating Agreement, as amended from time to time in accordance with the terms hereof.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended from time to time.

“Available Cash” means, as of a particular time, cash and cash equivalents in excess of an amount that the Managers determine to be a reasonable reserve for (i) working capital needs, (ii) the payment of other debts, liabilities, costs and expenses incident to the business of the Company which are then due or anticipated to be incurred, or to become due and payable, or both, in the future and for which cash sufficient to pay the costs and expenses at the time they become due and payable may not be generated by the Company and (iii) customary and usual claims with respect to the Company’s business, subject to Section 11.3.

“Bipartisan Budget Act of 2015” means The Bipartisan Budget Act of 2015, P.L. 114-74, as amended from time to time.

“Capital Contribution” means all contributions of cash or property (valued for this purpose at initial Gross Asset Value) to the Company made by a Member or the Member’s predecessor in interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Disinterested Member” means a Member who is not the Member whose Membership Interest is to be transferred as provided in Article VIII or the proposed transferee of such Membership Interest.

“Distribution” means any money or other property distributed to a Member with respect to the Member’s Membership Interest.

“Domestic Proceeding” means any divorce, annulment, separation, dissolution of a registered domestic partnership or similar proceeding.

“Economic Interest” means an interest in the Company, which shall entitle the holder thereof to the same allocations and distributions from the Company as if it were a Membership Interest for allocation and distribution purposes only, but which shall not entitle the holder to:  (i) require any accounting of the Company’s transactions; (ii) inspect the Company’s books and records; (iii) require any information from the Company; (iv) vote on or consent to any Company matter; or (v) exercise any privilege or right of a Member except as otherwise expressly required by any non-waivable provision of the Act, but the holder of such Economic Interest shall be subject to all duties, obligations and restrictions placed on the Members by this Agreement and the Act, including, without limitation, transferability and withdrawal restrictions.

“Encumbrance” means any lien, pledge, encumbrance, security interest, community property interest, claim or restriction of any kind, collateral assignment or hypothecation.

“Fair Market Value” is defined in Section 9.4.

“Fiscal Year” means an annual accounting period ending December 31 of each year during the term of the Company, unless otherwise specified by the Managers.

“Majority in Interest” means any combination of a specified group of Members whose Percentage Interests, in the aggregate, exceed 50% of the Percentage Interests of such specified group of Members.

“Majority of the Managers” means a combination of Managers constituting more than 50% of the number of Managers then in office.

“Manager” means each Person executing this Agreement as a Manager, any other Person that succeeds such Manager or any other Person elected to act as Manager of the Company as provided in this Agreement.  “Managers” refers to such Persons as a group.

“Member” means each Person designated as a member of the Company on Schedule I hereto or any other Person admitted as a member of the Company in accordance with this Agreement.  “Members” refers to such Persons as a group.

“Membership Interest” means all of a Member’s rights in the Company, including without limitation, the Member’s share of the Profits and Losses of the Company, the right to receive Distributions, any right to vote, any right to participate in the management of the Company and any right to information concerning the Company as provided in the Act and this Agreement.

“Net Profits” means profit after direct expenses such as cost of goods, warehouse expenses, excise taxes, Roney salary, label development, trademark expenses and mutually agreed to allocated expenses in the services agreement.

“Percentage Interest” means, with respect to any Member, the percentage set forth opposite such Member’s name on Schedule I hereto.

“Permitted Transfer” means any Transfer by a Member of all or any portion of its Membership Interests in accordance with this Agreement to any of (i) the spouse, siblings, parents, children or other descendants of such Member (“Family Members”); (ii) a trust of or for the benefit of such Family Members of the Member (or a shareholder of a Member); (iii) organizations or foundations established by the Member (or a shareholder of a Member) or the Member’s Family Members for charitable purposes; (iv) entities owned or controlled by the Member (or a shareholder of a Member); or (v) with respect to a Member that is a trust, any beneficiary(ies) of such trust; or (vi) upon the dissolution of any entity Member, to the shareholders, members or partners of such Member or the respective Family Members of such shareholders, members or partners.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or any other entity.

“Roney” means Sean Roney.

“Property” means (i) any and all Property owned by the Company, real and/or personal (including, without limitation, tangible Property, intangible property and goodwill) and (ii) any and all of the improvements constructed on any real Property.

“Secretary of State” means the Secretary of State of California.

“Tax Matters Partner” means such Member designated as the “tax matters partner,” as that term is defined in Code Section 623 l (a) (7) and the accompanying Treasury Regulations.

“Transfer” means any, direct or indirect, sale, assignment, transfer, lease, gift, hypothecation or other disposition of a Membership Interest in the Company.

“VWE” means Vintage Wine Estates, Inc.

2.2          Terms Defined Elsewhere.  Each of the following capitalized terms, when used in this Agreement, has the meaning provided for such term in the Section of this Agreement set forth beside such term below:

Term	Section
Buy-Sell Event	Section 9.1
Buy-Sell Notice	Section 9.2
Closing	Section 9.5
Company	Introductory Paragraph
Legal Incapacity	Section 4.6
Liquidator	Section 10.2
Purchase Option	Section 9.3
Purchasing Members	Section 9.3
Securities Act	Section 8.2
Withdrawing Member	Section 9.2

ARTICLE III - MANAGEMENT OF THE COMPANY

3.1          Management.  The business of the Company shall be managed by a single Manager.  At all times that the Company has only one Manager, references herein to “Managers” and all provisions herein for multiple Managers shall be deemed to refer to a single Manager.  The initial Manager shall be Roney.

3.2          Actions by Managers.  Except as otherwise may be expressly provided in this Agreement, the  Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by action of a Majority of the Managers taken at a meeting or evidenced by a written consent executed by a Majority of the Managers.  Meetings of the Managers may be held on such terms and after such notice as the Managers may establish.  The Managers shall have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts customary or incident to the management of the Company’s business, except only as to those acts as to which approval by the Members is expressly required by the Articles of Organization, this Agreement, the Act or other applicable law.  The Managers may delegate responsibility for the day-to-day management of the Company to any individual Manager or Person retained by the Managers who shall have and exercise on behalf of the Company all powers and rights necessary or convenient to carry out such management responsibilities (provided, that any action requiring the approval of the Members under Section 3.3 shall not constitute a day-to-day management decision and shall be subject to the approval of a Majority of the Managers).

3.3          Limitations on Power and Authority of Managers.

(a)           Without the unanimous consent of the Members (not including any Member who would be the direct or indirect beneficiary of such act), no Manager shall have the authority to do any of the following:

(i)            grant any loans to or guaranty any loans of a Manager, Member, officer, employee or other agent of the Company, or any other third party;

(ii)           authorize or ratify any transfer (where such authorization or ratification is required) or issuance of Membership Interests to any Person or the redemption of any Membership Interests, including the issuance of additional Membership Interests to or the redemption of any Membership Interests held by the original Members party to this Agreement;

(iii)          commit to or make any capital expenditure exceeding $100,000;

(iv)          enter or amend the terms of any borrowing that requires personal guarantees;

(v)           enter into or modify the terms of any contract or transaction with any Member, Manager, or Affiliate of any Member or Manager, except that the Members hereby agree that Company shall enter into a services agreement with VWE, pursuant to which VWE will manage the Company’s distribution, accounting, human resources and purchasing services in exchange for a fee in the amount of [DESCRIBE FEE - 20% OF WHAT?];

(vi)          enter into any joint venture agreement with any Person, acquire any stock, equity or other interest of any Person or acquire a substantial part of the assets of any Person or a separately identifiable division, business segment or product line thereof;

(vii)         amend the Articles of Organization;

(viii)        do any act in contravention of this Agreement or which would make it impossible or unreasonably burdensome to carry on the business of the Company;

(ix)          take any act to or enter into any agreement for any sale, merger, consolidation or similar transaction involving the Company, any sale or transfer of substantially all of the assets of the Company (in a single or series of transactions) or any sale or transfer of a material asset of the Company;

(x)           confess any judgment against the Company or commence any bankruptcy or insolvency proceeding; or

(xi)          any dissolution or liquidation of the Company.

3.4          Time and Expenses.  The Managers shall devote such time and attention to the business and affairs of the Company as may be necessary for the proper performance of its duties and the operation and management of the Company.  The Company will reimburse the Manager for reasonable expenses incurred by the Manager in connection with its service to the Company.  Nothing contained in this Section 3.4 is intended to affect the Percentage Interests of Managers who are also Members or Distributions to be made to Managers who are also Members by reason of their respective Membership Interests.

3.5          Fiduciary Duties and Indemnification of Managers.  The fiduciary duties that a Manager owes to the Company and the Members are the same limited duties of loyalty and care as the Members owe to the Company and the other Members under Section 4.8.  The Company shall indemnify the Managers to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by a Manager upon the approval of a Majority in Interest of the Members and the receipt by the Company of the signed statement of such Manager agreeing to reimburse the Company for such advance in the event it is ultimately determined that such Manager is not entitled to be indemnified by the Company against such expenses.  The provisions of this Section 3.5 shall apply also to any Person to whom the Managers have delegated management authority as provided in Section 3.2, whether or not such Person is a Manager or Member.

3.6          Limitation on Liability.  No Manager of the Company shall be liable to the Company for monetary damages for an act or omission in such Person’s capacity as a Manager, except as provided in the Act for (i) acts or omissions which a Manager knew at the time of the acts or omissions were in breach of such Manager’s fiduciary duties to the Company; or (ii) any transaction from which a Manager derived an improper personal benefit in violation of such Manager’s fiduciary duties to the Company.  Any repeal or modification of this Section shall not adversely affect the right or protection of a Manager existing at the time of such repeal or modification.  The provisions of this Section 3.6 shall apply also to any Person to whom the Managers have delegated management authority as provided in Section 3.2, whether or not such Person is a Manager or Member.

3.7          Liability for Return of Capital Contribution.  The Managers shall not be liable for the return of the Capital Contributions of the Members, and upon dissolution, the Members shall look solely to the Property.

3.8          Management Fee.  The Manager shall receive an annual management fee in the amount of one percent (1%) of Net Profits.  Such fee shall be paid.

ARTICLE IV - RIGHTS AND OBLIGATIONS OF MEMBERS

4.1          Names, Addresses and Percentage Interests of Members.  The names, addresses and initial Percentage Interests of the Members are as reflected in Schedule I attached and made a part hereof, which Schedule shall be amended by the Company as of the effectiveness of any

Transfer or subsequent issuance of any Membership Interest, in each case, made in accordance with this Agreement.

4.2          No Management by Members.  The Members in their capacity as Members shall not take part in the management or control of the business, nor transact any business for the Company, nor shall they have power to sign for or to bind the Company.

4.3          Election and Term of Managers.  Until the earlier of a Manager’s resignation, removal or death, each Manager shall hold office until a successor is appointed in accordance with this Section 4.3.

(a)           Any Manager may resign at any time by giving written notice to the Members, without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.  The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice.  Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.  The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

(b)           Any vacancy occurring for any reason in the position of Manager may be filled by a Majority in Interest of the Members.

4.4          Action by Members; Meetings.  Meetings of the Members may be called at any time by any Member or the Managers, and such meetings will be held at the Company’s principal place of business unless otherwise specified by the Managers in the notice for such meeting.  Failure to hold any annual meeting will not be grounds for dissolution of the Company.  Any action to be taken by the Members under the Act or this Agreement may be taken (i) at a meeting of Members held in accordance with this Section 4.4; provided, that notice of such meeting of Members must be given to all Members entitled to vote at the meeting at least five days before the date of the meeting and must specify the date, time, place and purpose of such meeting, or (ii) by unanimous written action of the Members entitled to vote on such action.  A Member may vote in person or by written proxy filed with the Company before or at the time of the meeting.  No notice need be given of action proposed to be taken by written action, or an approval given by written action, unless specifically required by this Agreement, the Act or other applicable law.  Such written actions must be kept with the records of the Company.

4.5          Limited Liability.  The Members shall not be required to make any contribution to the capital of the Company except as set forth in Article V, nor shall the Members in their capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of their interest in the Company and the obligation to return Distributions made to them under certain circumstances as required by the Act.  The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Membership Interests.

4.6          Bankruptcy or Incapacity of a Member.  A Member shall cease to have any power as a Member or Manager, any voting rights or rights of approval hereunder as follows:  (a) with respect to an individual Member, upon such Member’s death or Legal Incapacity, (b) with respect to any entity Member, the dissolution of such Member and (c) with respect to all Members, the bankruptcy, insolvency, or assignment for the benefit of creditors of such Member; and upon the occurrence of any such event such Member’s legal representative, estate or successor, shall have only the rights, powers and privileges of a holder of an Economic Interest and shall be bound by the terms of this Agreement with respect to such Member’s interests in the Company.  In no event shall a legal representative, estate or successor become a substitute Member unless the requirements of Section 8.4 are satisfied.  For purposes of this Section 4.6, a Member will be deemed to have suffered a Legal Incapacity 12 months following the occurrence, without subsequent revocation or annulment within such 12-month period, of any of the following actions:  (a) a conservator of the person or estate has been appointed for the individual, (b) a court with jurisdiction has determined that the individual is incompetent or lacks capacity, or (c) two (2) licensed physicians have certified in writing that in their opinion the individual is substantially unable to manage its financial resources or resist fraud or undue influence .

4.7          Outside Activities; Competing Activities.  Each Member or his, her or its Affiliates may have business interests and engage in business activities for their own account or for the account of others in addition to those relating to the Company, including business interests and activities in direct competition with the Company.  Except as specified in this Section 4.7, no provision of this Agreement is deemed to prohibit the Member or his, her or its Affiliates from conducting such businesses and activities, except as provided in the preceding sentence.  Neither the Company nor the Members have ‘.any rights by this Agreement in any business ventures of the competing Member or his, her or its Affiliates, except for any Competitive Business Opportunities in violation of this Section 4.7.

4.8          Members’ Limited Fiduciary Duties.  The Members shall owe no fiduciary duties to the Company or the other Members, at law or otherwise, except the following limited fiduciary duties:

(a)           Each Member’s duty of loyalty to the Company and the other Members is limited to the duty to account to the Company and hold as trustee for it any property, Profit or benefit derived by the Member in the conduct or winding up of the Company’s business or derived from the use by the Member of Company property (including, without limitation, any trade secrets, formulas, distributor or client lists, or any confidential or proprietary information of the Company) without the unanimous approval of the Members, and to refrain from dealing with the Company in the conduct or winding up of the Company’s business as or on behalf of a party having an interest adverse to the Company without the unanimous approval of the Members.

(b)           Each Member’s duty of care to the Company and the other Members in the conduct of the business and the winding-up of the Company is limited to refraining from engaging in intentional breach of this Agreement or a knowing violation of law.  Members will not be liable, responsible or accountable under this Agreement, in damages or otherwise, to any other Member, the Company or any other Person for any act performed by such Member as to Company matters within such standard of care.

(c)           To the extent that, at law or in equity, any Member, Manager, officer or agent of the Company is found to have additional fiduciary duties to the Company or any other Member, and such Person has abided by the terms of this Agreement in good faith and without self-dealing, such Person shall be deemed to have adequately performed such duties and shall not be liable for damages or otherwise to the Company or any other Member for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission.

ARTICLE V - CAPITAL CONTRIBUTIONS AND LOANS

5.1          Capital Account Balances.  The initial Capital Account balances of the Members are shown opposite their names on Schedule I attached hereto.

5.2          Additional Capital Contributions.  If the Managers determine that additional funds beyond the Capital Contributions described in Section 5.1 above are required by the Company for its business, and that all or any portion of such additional funds should be contributed to the Company as additional Capital Contributions, the Managers may propose to the Members that the Members make additional Capital Contributions.  Upon the unanimous agreement of the Members to make such additional Capital Contributions, the Members shall make the necessary additional Capital Contributions to the Company in proportion to their respective Percentage Interests or otherwise as the Members shall agree.  Except as otherwise unanimously agreed by the Members, no Member shall be required to make any additional Capital Contribution.

(a)           In the event any Member does not contribute its proportionate share of any such additional required Capital Contribution, (i) any Member which funded its share of the call for additional required Capital Contribution shall have the right to elect to treat such additional Capital Contribution as equity or as a loan to the Company bearing interest at a rate agreed upon by such Member and a Majority of the Managers, and (ii) the Company shall obtain such additional required Capital Contribution from the most cost-effective source (as determined by the Majority of the Managers), including, but not limited to, borrowing funds from its Members or other sources, or obtaining equity capital funding from its Members or other sources, with all such decisions to be based on using commercially reasonable terms given the specific circumstances and status of the Company.

5.3          No Interest on Capital Contributions.  No interest shall be paid by the Company on any Capital Contributions.

ARTICLE VI - ALLOCATIONS, ELECTIONS AND REPORTS

6.1          Profits and Losses.  Except as otherwise provided herein (including, without limitation, in Appendix A), the Profits and Losses of the Company and all items of tax credit and tax preference shall be allocated among the Members in accordance with their respective Percentage Interests.

6.2          Allocations Between Transferor and Transferee.  In the event of the Transfer of all or any part of a Member’s Membership Interest that does not result in a termination of the Company under Code Section 708(b)( I )(B) (in accordance with the provisions of this Agreement) at any time other than at the end of a Fiscal Year, or the admission of a new Member (in accordance with the terms of this Agreement), the transferring Member or new Member’s share of the Company’s income, gain, loss, deductions and credits, as computed both for accounting purposes and for federal income tax purposes, shall be allocated between the transferor Member and the transferee Member, or the new Member and the other Members, as the case may be, in the same ratio as the number of days in such Fiscal Year before and after the date of the Transfer or admission ; provided that if there has been a sale or other disposition of the assets of the Company (or any part thereof) during such Fiscal Year, then upon the mutual agreement of all the Members (excluding the new Member and the transferring Member), the Company shall treat the periods before and after the date of the Transfer or admission as separate Fiscal Years and allocate the Company’s income, gain, loss, deductions and credits for each of such deemed separate Fiscal Years.  Notwithstanding the foregoing, the Company’s “allocable cash basis items,” as that term is used in Code Section 706(d)(2)(B), shall be allocated as required by Code Section 706(d)(2) and the Treasury Regulations thereunder.

6.3          Tax Withholding.  The Company shall be authorized to pay, on behalf of any Member, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or of any applicable State or local tax laws, rules or regulations.  To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a cash Distribution to such Member and shall reduce the amount otherwise distributable to such Member.

ARTICLE VII - DISTRIBUTIONS

7.1          Distributions of Available Cash.  To the extent of its Available Cash, the Company shall make cash Distributions to the Members at such times and in such amounts as are determined by the Managers.  Distributions pursuant to this Section 7.1 shall be made among the Members pro rata in accordance with their respective Percentage Interests.

7.2          Tax Distributions.  Notwithstanding the foregoing, with respect to each Fiscal Year of the Company, and to the extent of the Company ‘ s Available Cash, the Managers shall cause the Company to distribute to each Member an amount of cash (a “Tax Distribution”) which is sufficient to pay income taxes attributable to any taxable income received by the Members from the Company.  Such Tax Distributions shall be made in the same proportions as such taxable income was allocated to the Members during such Fiscal Year and no later than ninety (90) days after the last day of such Fiscal Year, provided that the Managers shall endeavor to make Tax Distributions in a manner such that the Members can make timely estimated tax payments attributable to their respective distributive shares of the Company’s taxable income.

7.3          Distributions in Liquidation.  Upon liquidation of the Company, all of the Property shall be sold as provided in Section 10.2 and Profits and Losses shall be allocated in accordance with Article VI.  Proceeds from the liquidation of the Company shall be distributed in accordance with Section 10.2.

7.4          Limitation Upon Distributions.  No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act.  No distribution of earnings and profits shall be made if after such distribution the liabilities of the Company exceed the assets (exclusive of liability to the Members).  Unless otherwise agreed by all Members, all distributions of profits shall be made in cash and no Member shall have the right to receive or demand any distribution of property other than cash.  No Member shall have any priority over any other Member as to the distribution of the earnings and profits of the Company.

ARTICLE VIII - TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

8.1          Restrictions on Transfer.  Except for Permitted Transfers, without the written consent of a Majority in Interest of the Members (which consent may be given or withheld in their sole discretion), no Member may voluntarily or involuntarily Transfer, or create or suffer to exist any Encumbrance against, all or any part of such Member’s Membership Interest.  Except for withdrawals in connection with a Transfer of a Membership Interest permitted by this Agreement, no Member may withdraw from the Company without the consent of a Majority in Interest of the Members.

8.2          Conditions Precedent to Transfer.  Any purported Transfer or Encumbrance otherwise complying with Section 8.1 will be ineffective until the transferor and the proposed transferee furnish to the Company the instruments and assurances the Managers may reasonably request, including without limitation, if requested, an opinion of counsel satisfactory to the Company that the interest in the Company being Transferred or Encumbered has been registered or is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.  No Transfer or Encumbrance will be effective if it would result in the “termination” of the Company under Code Section 708 unless the Managers give their prior written consent to the Transfer or Encumbrance.

8.3          Rights of Transferee.  Except with respect to Permitted Transfers, unless admitted to the Company as a substituted Member in accordance with Section 8.4, the transferee of a Membership Interest or a part thereof shall be deemed an assignee not entitled to any of the rights, powers or privileges of its predecessor in interest, except the rights of an Economic Interest holder set forth in this Agreement.

8.4          Substituted Members.  Except with respect to Permitted Transfers, no assignee or transferee of a Membership Interest shall be admitted as a substituted Member of the Company unless, in addition to compliance with the conditions set forth in Sections 8.1 and 8.2, all of the following conditions are satisfied:

(a)           The assignee or transferee has executed and delivered all documents deemed appropriate by the Managers to reflect the assignee’s or transferee’s admission to the Company and agreement to be bound by this Agreement;

(b)           The Managers shall have consented in writing to such substitution, the granting or denial of which shall be in the sole discretion of the Managers; and

(c)           If requested by the Managers, payment has been made to the Company of all costs and expenses of admitting such transferee or assignee as a substituted Member.

8.5          Intentionally Deleted.

8.6          Rights of Refusal.

8.6.1       Option to Company to Purchase Membership Interests.  In the event a Member (hereinafter referred to as the “Selling Member”) receives a bona fide offer from a prospective buyer to acquire any or all of its Membership Interests, which offer the Selling Member intends to accept, the Selling Member shall first transmit to the Company and the other Members, not less sixty (60) days prior to the time the proposed sale of the Membership Interests is to be consummated, written notice (hereinafter referred to as the “Notice”) of its intention to make such disposition of such Membership Interests.  The Notice shall set out the terms and conditions of the intended disposition, including the purchase price payable for such Membership Interests by the prospective buyer.  If the Company desires to exercise its option to purchase all or part of the Membership Interests on the terms and conditions set forth in the Notice, the Company shall notify the Selling Member in writing within thirty (30) days following the giving of the Notice.  The Company’s failure to notify the Selling Member of its election within such 30-day period shall be deemed a waiver by the Company of its first right of refusal under this Section 8.6.1 with respect to such offered Membership Interests.  The Company’s right of first refusal under this Section 8.6.1 shall be exercisable by the approval of a Majority of the Managers.

8.6.2       Option of Members to Purchase Membership Interests on Transfer.  If any Membership Interests owned by the Selling Member are not purchased by the Company in accordance with the provisions of Section 8.6.1, then the Membership Interests not so purchased shall then be offered for sale and shall be subject to an option on the part of each of the other Members to purchase a “proportionate share” of any or all of such Membership Interests which option shall be exercised, if at all, in writing within thirty (30) days of the election of the Company pursuant to the provisions of Section 8.6.1.  Such Members shall be entitled to purchase such Membership Interests at a per interest price equal to and upon the same terms and conditions as are set forth in the Notice.  The failure any Member to notify the Selling Member of its election within the applicable 30-day period shall be deemed a waiver by such Member of its right of refusal under this Section 8.6.2 with respect to such offered Membership Interests.

8.6.3       Termination of Restrictions on Transfer.  If any Membership Interests owned by the Selling Member are not purchased by the Company in accordance with the provisions of Section 8.6.1, or if any or all are not purchased by the other Members in accordance with the provisions of Section 8.6.2, then the Membership Interests that are not so purchased may then still only be duly transferred to the person set forth in the Notice within 90 days after the expiration of the 30-day period referenced in Section 8.6.2.  If the Transfer is not consummated within such 90-day period, the Transfer shall again be subject to all of the provisions of this Section 8.6.  Notwithstanding any such transfer or disposition of a Selling Member’s Membership Interests to a third party, the restrictions imposed by this Agreement shall continue to apply to the Membership Interests owned by such transferee and to any remaining Membership Interests owned by the Selling Member, and the transferee shall, prior to the transfer of such Membership Interests, agree to be bound by this Agreement.

8.6.4       Additional Conditions.  No Transfer shall be effective unless the Person acquiring the rights in the Membership Interests shall comply with the provisions of Sections 8.2-8.5 above.

8.6.5       Closing.  The closing of any purchase by the Company or any Member pursuant to this Section 8.6 shall be consummated on a date designated by the Selling Member that is not later than 120 days after the termination of the Company’s 30-day exercise period, or, if Section 8.6.2 is applicable, then 120 days after the termination of the Members’ 30-day exercise period.  At the closing, the purchasing party shall deliver to the Selling Member in exchange for the Membership Interest being purchased, the purchase price in the amount and on the terms specified in the Notice.

ARTICLE IX - BUY-SELL; RIGHT TO PURCHASE

9.1          Buy-Sell.  Each of the following events shall constitute a “Buy-Sell Event” for purposes of this Agreement:

(a)           The death, Legal Incapacity or dissolution and winding-up of a Member;

(b)           A judicial determination of the insolvency of any Member;

(c)           Any filing of a petition or suit under the bankruptcy laws by or against a Member that is not dismissed within 60 days;

(d)           Any purported voluntary or involuntary Transfer or Encumbrance of all or any part of a Member’s Membership Interest in a manner not expressly permitted by this Agreement;

(e)           Any material breach of this Agreement by a Member which is not cured within 10 days after the Company delivers written notice of such breach to the Member; or

(f)            Any withdrawal or purported withdrawal by a Member from the Company other than as may be expressly permitted by this Agreement.

9.2          Buy-Sell Notice.  Upon the occurrence of a Buy-Sell Event that would result in a Transfer that is not a Permitted Transfer, the Member as to whom such event has occurred (the “Withdrawing Member”), or its executor, administrator or other legal representative in the event of death or Legal Incapacity, shall give written notice of the Buy-Sell Event (the “Buy-Sell Notice”) to the other Members within 30 days after its occurrence.  If the Withdrawing Member fails to give the Buy-Sell Notice, the Company or any other Member (other than a Withdrawing Member) may give the notice at any time thereafter and by so doing commence the buy-sell procedure provided for in this Article IX.

9.3          Member’s Purchase Option.  Upon the occurrence of a Buy-Sell Event, each of the Members, except the Withdrawing Member and any other Withdrawing Member, shall have an option to purchase (the “Purchase Option”) all of the Withdrawing Member’s Membership Interest at Closing on the terms and conditions set forth in this Article IX.  This right will be allocated among the Members who elect to purchase (the “Purchasing Members”) in the proportion they mutually agree upon, or, in the absence of agreement, in the ratio that each of the Purchasing Member’s Percentage Interest bears to the aggregate Percentage Interest of all Purchasing Members.  The Purchasing Members must give written notice of their election to exercise their Purchase Option to the Withdrawing Member and all other Members within 30 days following delivery of the Buy-Sell Notice.  The failure by any Member to deliver such notice within such 30-day period shall be deemed a waiver by such Member of its option to purchase such Withdrawing Member’s Membership Interest under this Article IX.

9.4          Agreement on Valuation.  Unless otherwise agreed in writing by the Purchasing Members and the Withdrawing Member within 60 days of the receipt of a Buy-Sell Notice, the purchase price for the Withdrawing Member’s Membership Interest shall be the Fair Market Value of such Withdrawing Member’s Membership Interest as determined by a single appraisal, as of the date the Buy Sell Event occurred, made by an appraiser agreed upon by the Purchasing Members and the Withdrawing Member, which appraisal shall be final.  If the parties cannot agree on a single appraiser within fifteen (15) days, the purchase price shall be determined by three appraisers, one selected by the Purchasing Members, one selected by the Withdrawing Member and the third selected by the two appraisers.  In such event, the purchase price shall be determined by taking the average of the two closest appraisals, which purchase price shall be final.  The costs of appraisal shall be borne equally between the Purchasing Members as a group and the Withdrawing Member.  The purchase price to be paid for the Withdrawing Member’s Membership Interest will be reduced by the amount of any Distributions made by the Company to the Withdrawing Member from the date the Buy-Sell Event occurred with respect to the Withdrawing Member to the Closing.  “Fair Market Value” means the cash price at which a willing seller would sell and a willing buyer would purchase such Withdrawing Member’s Membership Interests on the date of the Buy-Sell Event after taking into account all tangible and intangible assets (including goodwill), liabilities and revenues of the Company as a going concern on such date, and on the assumption that such Membership Interests are subject to this Agreement and to any other agreements then in effect, but excluding therefrom any discount on account of the fact that such Membership Interests are illiquid or represent a minority interest in the Company.

9.5          Closing.  The closing (the “Closing”) of the purchase of any Membership Interest pursuant to this Article IX shall take place on the date agreed upon by the Purchasing Members and the Withdrawing Member, but not later than the later of (i) 90 days after the delivery of the Buy-Sell Notice and (ii) 10 days following the determination of purchase price pursuant to Section 9.4.  The purchase price for each Membership Interest being purchased will be payable at Closing in cash, in the form of an unsecured promissory note payable in sixteen (16) quarterly equal payments accruing interest at the then applicable mid-term federal rate, or any combination of the foregoing.  Upon payment of the purchase price, the Withdrawing Member shall execute and deliver such assignments and other instruments as may be reasonably necessary to evidence and carry out the Transfer of its Membership Interests to the Purchasing Members, free and clear of any Encumbrances (other than the Transfer restrictions set forth in this Agreement).  In connection with the sale of any Membership Interest under this Article IX, unless otherwise agreed by the Purchasing Members and the Withdrawing Member, the Purchasing Members will assume the Withdrawing Member’s individual obligations under this Agreement to make any additional required Capital Contributions to the extent related to the Withdrawing Member’s Membership Interests.  Notwithstanding any other provision of Article VIII or this Article IX, any third-party transferee, assignee or purchaser of a Member’s interest, as provided herein, shall only have those rights as specified in Section 8.4 above, and shall not be admitted as a substitute Member without full compliance with Section 8.3.

9.6          Effect on Withdrawing Member’s Interest.  From the date of the occurrence of the Buy-Sell Event to the earlier of (i) the date the Purchase Option lapses as provided in Section 9.7, or (ii) the date of the Transfer of the Withdrawing Member’s Membership Interest at Closing under this Article IX, the Percentage Interest represented by the Withdrawing Member’s Membership Interest will be excluded from any calculation of aggregate Percentage Interests for purposes of any approval required of Members under this Agreement.  Without limiting the generality of any other provision of this Agreement, upon the exercise of the Purchase Option, the Withdrawing Member, without further action, will have no rights in the Company or against the Company, any Member or any Manager with respect to such Withdrawing Member’s Membership Interest sold pursuant to such Purchase Option other than the right to receive payment for its Membership Interest in accordance with this Article IX.

9.7          Failure to Exercise Purchase Option.  In the event the Members or Purchase Option Assignee, if any, do not give notice of exercise of their Purchase Options during the 30 day period set forth in Section 9.3, the Purchase Options shall lapse and the Withdrawing Member or its executor, administrator or other legal representative in the event of death or Legal Incapacity, may transfer only its Economic Interests in the Membership Interest of the Withdrawing Member to any Person; provided that any transferee of the Withdrawing Member’s Membership Interests, as provided herein, (i) shall only have those rights of an Economic Interest holder set forth in this Agreement, (ii) shall not be admitted as a substitute Member without full compliance with Section 8.3 and (iii) shall be subject to the buy-sell restrictions imposed under this Article IX, the right of first refusal under Section 8.6 and all other restrictions and obligations set forth in this Agreement.

9.8          VWE Purchase Option.

(a)           In the event VWE (i) undergoes an initial public offering of its securities, or (ii) sells capital stock of VWE comprising at least twenty-five percent (25%) of VWE’s then-outstanding capital stock to an unaffiliated third party buyer, or (iii) sells assets of VWE comprising at least twenty five percent (25%) of VWE’s then-existing assets to an unaffiliated third party buyer ; or (iv) merges with and into, an unaffiliated third patty buyer (each of which is referred to as a “VWE Roll-up Transaction” ), VWE, or its successor in interest in the VWE Roll-up Transaction, shall have the right to purchase all (but not less than all) of the other Members’ rights, title and interest in and to their respective Membership Interests in accordance with this Section 9.8, such that VWE would be the sole remaining Member of the Company (“VWE Roll-up Right”).  Should VWE desire to exercise this VWE Roll-up Right, VWE shall provide a written notice to all other Members of the VWE Roll-up Transaction at least thirty (30) days (but no more than sixty (60) days) prior to the time the VWE Roll-up Transaction is to be consummated (the “Roll-up Notice”).  The Roll-up Notice shall specify the anticipated closing date of the VWE Roll-up Transaction.  Notwithstanding anything in this Section 9.8 to the contrary, if the VWE Roll-up Transaction fails to close for any reason within one hundred twenty (120) days after the anticipated closing date specified in the Roll-up Notice, the VWE Roll-up Right (and any exercise thereof) with respect to such VWE Roll-up Transaction shall lapse and be deemed void; provided that VWE shall have the roll-up, rights described in this Section 9.8 for any and all future VWE Roll-up Transactions.

(b)           In the event that Roney is a Member at the time of a VWE Roll-up Transaction, and Roney determines that he does not wish to participate in the VWE Roll-up Transaction, he has the right to instead purchase all (but not less than all) of the other Members’ rights, title and interest in and to their respective Membership Interests in accordance with this Section 9.8, such that Roney would be the sole remaining Member of the Company (“Roney Purchase Right”).  Should Roney desire to exercise this Roney Purchase Right, Roney shall provide a written notice to all other Members within ten (10) days of Roney’ receipt of the Roll-Up Notice described above.

(c)           The purchase price for such Membership Interests, unless otherwise agreed upon by the purchasing Member and the selling Members within 30 days of the receipt of the Roll-up Notice, shall be equal to the Fair Market Value, as determined by a single appraisal of the value of the selling Member’s Membership Interest, as of the date of the Roll-up Notice, made by an appraiser agreed upon by the purchasing Member and the selling Members, which appraisal shall be final.  If the parties cannot agree on a single appraiser within fifteen (15) days, the purchase price shall be determined by three appraisers, one selected by the purchasing Member, one selected by the selling Members and the third selected by the two appraisers.  In such event, the purchase price shall be determined by taking the average of the two closest appraisals, which purchase price shall be final.  The appraisers shall not consider or apply discounts for lack of marketability/liquidity or minority ownership interests in determining Fair Market Value.  The costs of appraisal shall be borne equally between the purchasing Member and the selling Members as a group.

(d)           The closing (the “Roll-up Closing”) of the purchase of any Membership Interest pursuant to this Section 9.8 shall be contingent upon the consummation of the VWE Roll-up Transaction and shall take place on the date agreed upon by the purchasing Member and the selling Members, but not later than the later of (i) 120 days after the delivery of the Roll-up Notice and (ii) 10 days following the determination of purchase price in accordance with Section 9.8(b).  In the event VWE is the purchasing Member, the purchase price for each Membership Interest being purchased will be payable in full at the Roll-up Closing in, at VWE’s option, (i) the same securities as are offered in the Roll-Up Transaction (at the initial offering price), (ii) securities of the purchaser of VWE securities received by VWE in the Roll Up Transaction, or (iii) cash.  In the event Roney is the purchasing Member, the purchase price for each Membership Interest being purchased will be payable in full at the Roll-up Closing in cash.  Upon payment of the purchase price in full, the selling Member shall execute and deliver such assignments and other instruments as may be reasonably necessary to evidence and carry out the Transfer of its Membership Interests to the purchasing Member.

ARTICLE X - DISSOLUTION AND LIQUIDATION OF THE COMPANY

10.1        Dissolution Events.  The happening of an event of withdrawal with respect to a Member shall not cause the dissolution of the Company.  The Company will be dissolved only upon the happening of any of the following events:

(a)           All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Managers notify the Members that they have elected to continue the business of the Company, in which event the Company will continue until the Managers give notice that they elect to dissolve the Company);

(b)           Members sign a document stating their election to dissolve the Company;

(c)           The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d)           The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

10.2        Liquidation.  Upon the happening of any of the events specified in Section 10.1, the Managers, or any liquidating trustee elected by the Managers, will commence as promptly as practicable to wind up the Company’s affairs unless the Managers or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate.  Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate.  The Members will continue to share Profits and Losses and items of income, gain, loss, deduction and expense during the period of liquidation in the manner set forth in Article VI and Appendix A.  The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, and any Company assets that are not sold in collection with the liquidation will be applied in the following order of priority:

(a)           To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to Members;

(b)           To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 10.2(c); and thereafter

(c)           To the payment to the Members of the positive balances in their respective Capital Accounts, pro rata, in proportion to the positive balances in those Capital Accounts after giving effect to all allocations under Article VI and Appendix A and all Distributions under Article VII for all prior periods, including the period during which the process of liquidation occurs.

10.3        Articles of Dissolution.  Upon the dissolution and commencement of the winding up of the Company, the Managers shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Managers shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE XI - MISCELLANEOUS

11.1        Other Activities of Members and Managers.  Any Member or Manager may engage in or possess an interest in other business ventures of any nature or description, independently or with others, subject to compliance with its duties and obligations under this Agreement.

11.2        Records.  The records of the Company will be maintained at the Company ‘ s principal place of business or at any other place the Managers select, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.  Appropriate records in reasonable detail will be maintained to reflect income tax information for the Members.  Each Member, at its expense, may inspect and make copies of the records maintained by the Company and may require an audit of the books of account maintained by the Company to be conducted by the independent accountants for the Company.

11.3        Reserves.  The Managers may cause the Company to create reasonable reserve accounts to be used exclusively to fund Company operating deficits and for any other valid Company purpose.  The Managers shall in their sole discretion determine the amount of payments to such reserve accounts.

11.4        Notices.  The Managers will notify the Members of any change in the name, principal or registered office or registered agent of the Company.  Any notice or other communication required by this Agreement must be in writing and may be given either by personal de livery, by facsimile transmission or other form of electronic communication or by mail or private carrier.  Notices and other communications will be deemed to have been given when delivered by personal delivery or dispatched by means of facsimile transmission or other form of electronic communication.  If mailed, such notice shall be deemed to have been given on the third business day after being deposited in the Membership Interested States mail, postage prepaid.  In each case, notice hereunder shall be addressed to the Member to whom the notice is intended to be given at its address set forth on Schedule I to this Agreement or, in the case of the Company, to its principal place of business.  A Member may change its notice address by notice in writing to the Company and to each other Member given in accordance with this Section 11.4.

11.5        Amendments.  The consent of the Managers and a Majority in Interest of the Members shall be required to amend any provision of this Agreement or the Articles of Organization or to waive any term of this Agreement; provided, that any amendment that adversely affects the economic rights or obligations of any Member shall require the consent of such Member; and, provided further, that any provision of this Agreement requiring the consent, approval or action of more than a Majority in Interest of the Member (or any provision of the  Articles of Organization affecting any such provision of this Agreement) may be amended or waived only by a written action signed by the Manager and by Members holding the required percentage of Percentage Interests.

11.6        Additional Documents.  Each party hereto agrees to execute and acknowledge all documents and writings which the Managers may deem necessary or expedient in the creation of the Company and the achievement of its purposes, including but not limited to the Articles of Organization and any amendments or cancellation thereof.

11.7        Representations of Members.  Each Member represents and warrants to the Company and every other Member that it (i) is fully aware of, and is capable of bearing, the risks relating to an investment in the Company; (ii) understands that its interest in the Company has not been registered under the Securities Act or the securities law of any jurisdiction in reliance upon exemptions contained in those laws; and (iii) has acquired its interest in the Company for its own account, with the intention of holding the interest for investment and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the Securities Act or any applicable law.

11.8        Domestic Proceeding.  Any Member named in a Domestic Proceeding shall disclose in any list of assets compiled in connection with such proceeding a statement to the effect that such Member’s Membership Interest in the Company is subject to certain rights of the other Members under the terms of this Agreement.

11.9        Survival of Rights.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the patties, their successors and assigns.

11.10      Interpretation and Governing Law.  When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa.  The masculine gender shall include the feminine and neuter.  The Article and Section headings or titles shall not define, limit, extend or interpret the scope of this Agreement or any particular Article or Section.  This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to the conflicts of law’s provisions thereof.

11.11      Severability.  If any provision, sentence, phrase or word of this Agreement or the application thereof to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

11.12      Agreement in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

11.13      Tax Matters Partner.  For purposes of this Agreement, the Managers shall designate one Member as the Tax Matters Partner as required by the Code Section 623 l (a) (7) and the accompanying Treasury Regulations.  The initial Tax Matters Partner shall be VWE.  Without the consent of a Majority in Interest of the Members, no Manager or Tax Matters Partner shall cause the Company to elect under Section l 101(g)(4) of the Bipartisan Budget Act of 2015 (P.L. 114-74) to have the new system of centralized audit, adjustments and collection of tax apply to the Company for tax years beginning prior to January 1, 2018.

11.14      Creditors Not Benefited.  Nothing in this Agreement is intended to benefit any creditor of the Company or of any Member.  No creditor of the Company or of any Member will be entitled to require the Managers to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company or any Member may have against a Member, whether arising under this Agreement or otherwise.

[signature page follows]

[signature page to Operating Agreement of Sabotage, LLC]

IN WITNESS WHEREOF, the undersigned, being all of the Managers and Members of the Company, have caused this Agreement to be duly adopted by the Company and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

/s/ Sean Roney	Patrick Roney	6/6/17
Signature	Member Name	Date

Sean Roney	/s/ Patrick Roney	10/30/17
Member Name	Signature	Date

SCHEDULE I
TO OPERATING AGREEMENT
OF SABOTAGE, LLC

MEMBER INFORMATION
(After Effective Time of Assignments)

Members	Initial Capital Account Balance	Percentage of Capital	Percentage Interest
Vintage Wine Estates, Inc.	$25,500	51%	51%
Sean Roney	$24,500	49%	49%
Total			100%

APPENDIX A
TO OPERATING AGREEMENT
OF SABOTAGE, LLC

CAPITAL ACCOUNTS AND REGULATORY ALLOCATION PROVISIONS

A.1          Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)                                 Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and

(b)                                 Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4),1.704-1(b)(2)(ii)(d)(S), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section A.2 of this Appendix A.

“Company Minimum Gain” means partnership minimum gain as defined in Treasury Regulations Section 1.704-2(d).

“Depreciation” means, for each Fiscal Year and with respect to a Company asset, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to the asset for such Fiscal Year, except that if the Gross Asset Value of the asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year with respect to the asset bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of the asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Managers, provided that, if the contributing Member is a

Manager, the determination of the fair market value of a contributed asset shall be determined by (i) appraisal or (ii) agreement of a Majority in Interest of the Members;

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager s, as of the following times:  (i) the acquisition of an additional interest in the Company (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution or more than a de minimis amount of services rendered or to be rendered to the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)           The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managers, provided that, if the distributee is a Manager, the determination of the fair market value of the distributed asset shall be determined by (i) appraisal or (ii) agreement of a Majority in Interest of the Members; and

(d)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m) and subsection (f) of the definition of Profits and Losses herein and Section A.11 provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) hereof to the extent the Managers determine that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section l .704-2(i).

“Member Nonrecourse Debt” means any nonrecourse debt (for purposes of Treasury Regulations Section 1.1001-2) of the Company for which any Member bears the “economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2.

“Member Nonrecourse Deductions” means deductions as described in Treasury Regulations Section l .704-2(i).  The amount of Member Nonrecourse Deductions with respect to

Member Nonrecourse Debt for any Fiscal Year equals the excess, if any, of (A) the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year, over (B) the aggregate amount of any Distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such Distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section l .704-2(i).

“Nonrecourse Deductions” means deductions as set forth in Treasury Regulations Section 1.704- 2(b)(I).  The amount of Nonrecourse Deductions for a given Fiscal Year equals the excess, if any, of (A) the net increase, if any, in the amount of Company Minimum Gain during such Fiscal Year, over (B) the aggregate amount of any Distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(h).

“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the “economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)           Notwithstanding any other provision of this definition of Profits and Losses, any items which are specially allocated pursuant to Sections A.4, A.5, A.7, A.8, A.9, A.10, A.11 or A.12 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections A.4, A.5, A.7, A.8, A.9, A.10, A.11 or A.12 shall be determined by applying rules analogous to those set forth in subsections (a) through (f) above.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

A.2          Capital Accounts.  The initial Capital Account balances of the Members is shown opposite their names on Schedule I attached hereto.  Each Member’s Capital Account shall be credited with any Capital Contributions.  All contributions of property to the Company by a Member shall be valued and credited to the Member’s Capital Account at such Property’s Gross Asset Value on the date of contribution.  All Distributions of property to a Member by the Company shall be valued and debited against such Member’s Capital Account at such property’s Gross Asset Value on the date of such Distribution.  Each Member’s Capital Account shall at all times be determined and maintained pursuant to the principles of this Section A.2 and Treasury Regulations Section l.704-l(b)(2)(iv).  Each Member’s Capital Account shall be increased in accordance with such Treasury Regulations by:

(i)                                     The amount of Profits allocate d, and the amount of items of income and gain specially allocated, to the Member pursuant to this Agreement; and

(ii)                                  The amount of any Company liabilities assumed by the Member or which are secured by any Company Property distributed to such Member.

Each Member’s Capital Account shall be decreased in accordance with such Treasury Regulations by:

(i)                                     The amount of Losses allocated, and the amount of items of deduction and loss specially allocated, to the Member pursuant to this Agreement;

(ii)                                  The amount of any Distributions to the Member; and

(iii)                               The amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In addition, each Member’s Capital Account shall be subject to such other adjustments as may be required in order to comply with the capital account maintenance requirements of Code Section 704(b).

In the event that the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Treasury Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon dissolution of the Company.  The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section l.704-l(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-l(b).

A.3          Reallocation of Loss.  Losses allocated pursuant to Section 6.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this 6.1, the limitation set forth in this Section A.3 shall be applied on a Member by Member basis so as to allocate the maximum possible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

A.4          Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated among the Members in accordance with their respective Percentage Interests.

A.5          Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section l.704-2(i).

A.6          Contributed Property and Book-Ups.  In accordance with Code Section 704(c) and the Treasury Regulations the re under, as well as Treasury Regulations Section 1.704- l (b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its Gross Asset Value at the date of contribution (or deemed contribution).  If the Gross Asset Value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall, solely for tax purposes, take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the manner required under Code Section 704(c) and the Treasury Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section A.6 are solely for purposes of federal and state taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or Distributions pursuant to any provision of this Agreement.

A.7          Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section l.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections l.704-2(f) and l.704-2U)(2).  This Section A.7 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section l.704-2(f) and shall be interpreted consistently therewith.

A.8          Member Minimum Gain Chargeback.  If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt, as defined in Treasury Regulations Section l.704- 2(i)(4), during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704- 2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (5).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section A.8 is intended to comply with the Member Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

A.9          Qualified Income Offset.  If any Member unexpectedly receives an adjustment, allocation or distribution as described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4) through (6) which causes or increases an Adjusted Capital Account Deficit in such Member’ s Capital Account (as determined in accordance with such Treasury Regulations) items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section A.9 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Article VI and this Appendix A have been tentatively made as if this Section A.9 were not in the Agreement.  This provision is intended to be a “qualified income offset,” as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such Treasury Regulations being specifically incorporated herein by reference.

A.10       Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections l.704-2(g)(l) and l.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section A.10 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Article VI and this Appendix A have been tentatively made as if this Section A.10 and Section A.9 hereof were not in this Agreement.

A.11       Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(2) applies, or to the Members to whom such Distribution was made in the event that Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

A.12       Curative Allocations.  The allocations set forth in Sections A.3, A.4, A.5, A.7, A.8, A.9, A.10 and A.11 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section A.12.  Therefore, notwithstanding any other provision of Article VI or this Appendix A (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 6.1.  In exercising their discretion under this Section A.12, the Managers shall take into account future Regulatory Allocations under Sections A.7 and A.8 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections A.4 and A.5.

A.13       Compliance with Treasury Regulations.  The Managers may, upon the advice of company’s tax council with the consent of any Members, make such elections, tax allocations and adjustments, including without limitation amendments to this Agreement, as the Managers deem necessary or appropriate to maintain to the greatest extent possible the validity of the tax allocations set forth in this Agreement, particularly with regard to Treasury Regulations under Code Section 704(b).provided, however, that no amendment or election shall materially affect distributions to a member without the member’s prior written consent.